Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors:

We consent to incorporation by reference in the registration statements (Nos. 33-57585, 333-21093, 333-82782) on Form S-8 and statements (Nos. 333-01127, 333-72122) on Form S-3 of Costco Wholesale Corporation of our report dated October 6, 2003, relating to the consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of August 31, 2003 and September 1, 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report appears in the August 31, 2003 annual report on Form 10-K of Costco Wholesale Corporation.

Our report refers to a change in the method of accounting for stock-based compensation effective September 3, 2002.

/S/ KPMG LLP

Seattle, Washington
November 20, 2003